Exhibit 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE
Contact:

Trevor Burns	Kate Walker
Investor Relations	Media Relations
trevor.burns@equifax.com	mediainquiries@equifax.com

Equifax Delivers Strong Third Quarter Revenue

ATLANTA, October 19, 2022 -- Equifax® (NYSE: EFX) today announced financial results for the quarter ended September 30, 2022.

•Strong third quarter 2022 revenue of $1.244 billion, up 2% despite the weak mortgage market and negative impact of foreign exchange
•Strong non-mortgage constant dollar revenue growth of 20% offsetting mortgage market decline
•Workforce Solutions revenue growth of 9%, with non-mortgage revenue growth of 40%
•Strong new product innovation leveraging new EFX Cloud with a Vitality Index of 14%
•Closed the acquisitions of LawLogix, strengthening EWS I-9 Solutions, and Midigator, strengthening USIS Identity & Fraud
•Revising fourth quarter guidance to reflect expected impact of further decline in U.S. mortgage originations and the negative impact of foreign exchange. Full Year guidance for revenue unchanged at $5.1 billion at the midpoint, and Adjusted EPS guidance revised downward to $7.54 per share at the midpoint

"We delivered solid results with third quarter revenue of $1.244 billion, up 2% despite the significant 41% decline in U.S. mortgage credit inquiries. Our non-mortgage business, which is over 78% of Equifax, delivered very strong constant dollar revenue growth of 20%, reflecting broad-based strength across our businesses. Our largest and fastest-growing business, Workforce Solutions, again powered our results, with total revenue growth of 9%, driven by non-mortgage revenue growth of 40%. International also delivered record revenue with very strong local currency revenue growth of 17%. USIS revenue declined 9%, due to the decline in mortgage revenue. USIS non-mortgage B2B revenue growth was 5% with strong non-mortgage B2B online revenue growth of 9%," said Mark W. Begor, Equifax Chief Executive Officer. “In October, we have seen further weakening in the U.S. mortgage market and expect that we will now see fourth quarter mortgage originations decline over 60% and mortgage credit inquiries decline over 50%. As we look to our Full Year 2022 guidance, we are maintaining our revenue guidance of $5.1 billion at the midpoint, as our strong double-digit non-mortgage revenue growth, including the addition of our recent LawLogix and Midigator acquisitions, offsets the more negative impact of both the weaker mortgage market and foreign exchange. We are revising the midpoint of our Adjusted EPS guidance to $7.54 per share, a reduction of approximately $0.13 per share, principally reflecting the negative margin impact of the loss of high margin mortgage revenue as well as increased interest expense.”

“We are confident in the future of the New Equifax as we deliver strong, double-digit non-mortgage growth, make strong progress on our EFX Cloud transformation, leverage our new Cloud capabilities to accelerate new product roll-outs, and invest in new product and data and analytics capabilities to drive future growth. We closed the acquisitions of LawLogix and Midigator, our 11th and 12th bolt-on acquisitions since January 2021, which will strengthen our EWS I-9 Solutions business and our USIS Identity & Fraud business. We continue to reinvest to broaden our capabilities and position Equifax for strong future growth. We are energized about the future of the New Equifax as a data, analytics and technology business and our ability to deliver higher margins and free cash flow.”

Financial Results Summary

The company reported revenue of $1,244.3 million in the third quarter of 2022, up 2 percent compared to the third quarter of 2021 on a reported basis and 4 percent on a local currency basis.

Net income attributable to Equifax of $165.7 million was down 19 percent in the third quarter of 2022 compared $205.4 million in the third quarter of 2021.

Diluted EPS attributable to Equifax was $1.34 for the third quarter of 2022, down 19 percent compared to $1.66 in the third quarter of 2021.

Workforce Solutions third quarter results

•Total revenue was $558.9 million in the third quarter of 2022, a 9 percent increase compared to the third quarter of 2021. Operating margin for Workforce Solutions was 41.3 percent in the third quarter of 2022 compared to 49.4 percent in the third quarter of 2021. Adjusted EBITDA margin for Workforce Solutions was 49.5 percent in the third quarter of 2022 compared to 53.9 percent in the third quarter of 2021.
•Verification Services revenue was $454.5 million, up 13 percent compared to the third quarter of 2021.
•Employer Services revenue was $104.4 million, down 7 percent compared to the third quarter of 2021.

USIS third quarter results

•Total revenue was $397.4 million in the third quarter of 2022, down 9 percent compared to $437.7 million in the third quarter of 2021. Operating margin for USIS was 20.6 percent in the third quarter of 2022 compared to 29.2 percent in the third quarter of 2021. Adjusted EBITDA margin for USIS was 34.1 percent in the third quarter of 2022 compared to 38.8 percent in the third quarter of 2021.
•Online Information Solutions revenue was $314.4 million, down 6 percent compared to the third quarter of 2021.
•Mortgage Solutions revenue was $32.1 million, down 31 percent compared to the third quarter of 2021.
•Financial Marketing Services revenue was $50.9 million, down 8 percent compared to the third quarter of 2021.

International third quarter results

•Total revenue was $288.0 million in the third quarter of 2022, up 6 percent and up 17 percent compared to the third quarter of 2021 on a reported and local currency basis, respectively. Operating margin for International was 14.8 percent in the third quarter of 2022, compared to 12.0 percent in the third quarter of 2021. Adjusted EBITDA margin for International was 26.8 percent in the third quarter of 2022, compared to 26.7 percent in the third quarter of 2021.
•Asia Pacific revenue was $87.1 million, down 2 percent and up 6 percent compared to the third quarter of 2021 on a reported and local currency basis, respectively.
•Europe revenue was $80.7 million, up 6 percent and up 24 percent compared to the third quarter of 2021 on a reported and local currency basis, respectively.
•Canada revenue was $66.2 million, up 9 percent and up 12 percent compared to the third quarter of 2021 on a reported and local currency basis, respectively.
•Latin America revenue was $54.0 million, up 21 percent and up 34 percent compared to the third quarter of 2021 on a reported and local currency basis, respectively.

Adjusted EPS and Adjusted EBITDA Margin

•Adjusted EPS attributable to Equifax was $1.73 in the third quarter of 2022, down 6 percent compared to the third quarter of 2021.
•Adjusted EBITDA margin was 32.5 percent in the third quarter of 2022 compared to 33.0 percent in the third quarter of 2021.
•These financial measures exclude adjustments as described further in the Non-GAAP Financial Measures section below.

2022 Fourth Quarter and Full Year Guidance
	Q4 2022		FY 2022
	Low-End	High-End	Low-End	High-End
Reported Revenue	$1.165 billion	$1.185 billion	$5.089 billion	$5.109 billion
Reported Revenue Growth	(7.1)%	(5.5)%	3.4%	3.8%
Local Currency Growth (1)	(4.5)%	(2.9)%	5.3%	5.7%
Organic Local Currency Growth (1)	(6.1)%	(4.5)%	1.4%	1.8%
Adjusted Earnings Per Share	$1.45 per share	$1.55 per share	$7.49 per share	$7.59 per share
(1)Refer to page 8 for definitions.

About Equifax

At Equifax (NYSE: EFX), we believe knowledge drives progress. As a global data, analytics, and technology company, we play an essential role in the global economy by helping financial institutions, companies, employers, and government agencies make critical decisions with greater confidence. Our unique blend of differentiated data, analytics, and cloud technology drives insights to power decisions to move people forward. Headquartered in Atlanta and supported by more than 14,000 employees worldwide, Equifax operates or has investments in 24 countries in North America, Central and South America, Europe, and the Asia Pacific region. For more information, visit Equifax.com.

Earnings Conference Call and Audio Webcast

In conjunction with this release, Equifax will host a conference call on October 20, 2022 at 8:30 a.m. (ET) via a live audio webcast. To access the webcast and related presentation materials, go to the Investor Relations section of our website at www.equifax.com. The discussion will be available via replay at the same site shortly after the conclusion of the webcast. This press release is also available at that website.

Non-GAAP Financial Measures

This earnings release presents adjusted EPS attributable to Equifax which is diluted EPS attributable to Equifax adjusted (to the extent noted above for different periods) for acquisition-related amortization expense, legal expenses related to the 2017 cybersecurity incident, fair value adjustment and gain on sale of equity investment, foreign currency impact of certain intercompany loans, acquisition-related costs other than acquisition amortization, income tax effect of stock awards recognized upon vesting or settlement, gain on settlement of Canada pension plan, and Argentina highly inflationary foreign currency adjustment. All adjustments are net of tax, with a reconciling item with the aggregated tax impact of the adjustments. This earnings release also presents adjusted EBITDA and adjusted EBITDA margin which is defined as consolidated net income attributable to Equifax plus net interest expense, income taxes, depreciation and amortization, and also excludes certain one-time items. These are important financial measures for Equifax but are not financial measures as defined by GAAP.

These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as an alternative measure of net income or EPS as determined in accordance with GAAP.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes are presented in the Q&A. This information can also be found under “Investor Relations/Financial Information/Non-GAAP Financial Measures” on our website at www.equifax.com.

Forward-Looking Statements

This release contains forward-looking statements and forward-looking information. These statements can be identified by expressions of belief, expectation or intention, as well as statements that are not historical fact. These statements are based on certain factors and assumptions including with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, the U.S. mortgage market, economic conditions and effective tax rates. While the Company believes these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect.

Several factors could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to, actions taken by us, including restructuring or strategic initiatives (including our technology, data and security cloud transformation, capital investments and asset acquisitions or dispositions), as well as developments beyond our control, including, but not limited to, changes in the U.S. mortgage market environment, as well as changes more generally in U.S. and worldwide economic conditions that materially impact consumer spending, such as rising interest rates and inflation, consumer debt and employment and the demand for Equifax’s products and services. Further deteriorations in economic conditions or interest rate increases could lead to a further or prolonged decline in demand for our products and services and negatively impact our business. It may also continue to impact financial markets and corporate credit markets which could adversely impact our access to financing or the terms of any financing. We also cannot at this time predict the extent of the impact of the COVID-19 pandemic and resulting economic impact, but it could have a material adverse effect on our business, financial position, results of operations and cash flows. Other risk factors include the impact of our technology and security transformation and improvements in our information technology and data security infrastructure; changes in tax regulations; adverse or uncertain economic conditions and changes in credit and financial markets, such as rising interest rates and inflation; potential adverse developments in new and pending legal proceedings or government investigations; risks associated with our ability to comply with business practice commitments and similar obligations under settlement agreements and consent orders entered into in connection with the 2017 cybersecurity incident; economic, political and other risks associated with international sales and operations; risks relating to unauthorized access to data or breaches of confidential information due to criminal conduct, attacks by hackers, employee or insider malfeasance and/or human error; changes in, and the effects of, laws and regulations and government policies governing or affecting our business, including, without limitation, our examination and supervision by the Consumer Financial Protection Bureau, a federal agency that holds primary responsibility for the regulation of consumer protection with respect to financial products and services in the U.S., oversight by the U.K. Financial Conduct Authority and Information Commissioner’s Office of our debt collections services and core credit reporting businesses in the U.K., oversight by the Office of Australian Information Commission, the Australian Competition and Consumer Commission and other regulatory entities of our credit reporting business in Australia and the impact of current privacy laws and regulations, including the European General Data Protection Regulation and the California Consumer Privacy Act, or any future privacy laws and regulations; federal or state responses to identity theft concerns; our ability to successfully develop and market new products and services, respond to pricing and other competitive pressures, complete and integrate acquisitions and other investments and achieve targeted cost efficiencies; timing and amount of capital expenditures; changes in capital markets and corresponding effects on the Company’s investments and benefit plan obligations; foreign currency exchange rates and earnings repatriation limitations; and the decisions of taxing authorities which could affect our effective tax rates. A summary of additional risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2021 including without limitation under the captions “Item 1. Business -- Governmental Regulation” and “-- Forward-Looking Statements” and “Item 1A. Risk Factors” and in our other filings with the U.S. Securities and Exchange Commission. Forward-looking statements are given only as at the date of this release and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

EQUIFAX
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,
	2022	2021
(In millions, except per share amounts)	(Unaudited)
Operating revenue	$1,244.3	$1,222.9
Operating expenses:
Cost of services (exclusive of depreciation and amortization below)	542.5	489.0
Selling, general and administrative expenses	318.0	344.2
Depreciation and amortization	140.9	116.5
Total operating expenses	1,001.4	949.7
Operating income	242.9	273.2
Interest expense	(47.1)	(35.0)
Other income, net	23.9	27.2
Consolidated income before income taxes	219.7	265.4
Provision for income taxes	(52.8)	(58.8)
Consolidated net income	166.9	206.6
Less: Net income attributable to noncontrolling interests including redeemable noncontrolling interests	(1.2)	(1.2)
Net income attributable to Equifax	$165.7	$205.4
Basic earnings per common share:
Net income attributable to Equifax	$1.35	$1.68
Weighted-average shares used in computing basic earnings per share	122.4	121.9
Diluted earnings per common share:
Net income attributable to Equifax	$1.34	$1.66
Weighted-average shares used in computing diluted earnings per share	123.3	123.7
Dividends per common share	$0.39	$0.39

EQUIFAX
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2022	December 31, 2021
(In millions, except par values)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$241.7	$224.7
Trade accounts receivable, net of allowance for doubtful accounts of $15.5 and $13.9 at September 30, 2022 and December 31, 2021, respectively	845.0	727.6
Prepaid expenses	141.2	108.4
Other current assets	67.0	60.2
Total current assets	1,294.9	1,120.9
Property and equipment:
Capitalized internal-use software and system costs	1,985.3	1,727.3
Data processing equipment and furniture	306.3	299.6
Land, buildings and improvements	257.3	250.3
Total property and equipment	2,548.9	2,277.2
Less accumulated depreciation and amortization	(1,061.9)	(961.3)
Total property and equipment, net	1,487.0	1,315.9
Goodwill	6,304.3	6,258.1
Indefinite-lived intangible assets	94.8	94.9
Purchased intangible assets, net	1,857.4	1,898.0
Other assets, net	269.6	353.1
Total assets	$11,308.0	$11,040.9
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt and current maturities of long-term debt	$1,062.9	$824.8
Accounts payable	172.9	211.6
Accrued expenses	221.5	237.5
Accrued salaries and bonuses	159.5	257.9
Deferred revenue	107.2	121.3
Other current liabilities	294.7	638.2
Total current liabilities	2,018.7	2,291.3
Long-term debt	4,819.2	4,470.1
Deferred income tax liabilities, net	419.7	358.2
Long-term pension and other postretirement benefit liabilities	104.0	130.1
Other long-term liabilities	170.8	190.0
Total liabilities	7,532.4	7,439.7
Preferred stock, $0.01 par value: Authorized shares - 10.0; Issued shares - none	—	—
Common stock, $1.25 par value: Authorized shares - 300.0; Issued shares - 189.3 at September 30, 2022 and December 31, 2021; Outstanding shares - 122.4 and 122.1 at September 30, 2022 and December 31, 2021, respectively	236.6	236.6
Paid-in capital	1,580.1	1,536.7
Retained earnings	5,195.8	4,751.6
Accumulated other comprehensive loss	(596.2)	(295.4)
Treasury stock, at cost, 66.3 and 66.6 shares at September 30, 2022 and December 31, 2021, respectively	(2,651.4)	(2,639.2)
Stock held by employee benefit trusts, at cost, 0.6 shares at September 30, 2022 and December 31, 2021	(5.9)	(5.9)
Total Equifax shareholders’ equity	3,759.0	3,584.4
Noncontrolling interests including redeemable noncontrolling interests	16.6	16.8
Total equity	3,775.6	3,601.2
Total liabilities and equity	$11,308.0	$11,040.9

EQUIFAX
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2022	2021
(In millions)	(Unaudited)
Operating activities:
Consolidated net income	$591.1	$625.5
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	424.1	354.9
Stock-based compensation expense	50.4	44.8
Deferred income taxes	47.9	12.6
(Gain) loss on fair market value adjustment and gain on sale of equity investment	(20.2)	0.1
Gain on divestiture	—	(0.2)
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable, net	(133.6)	(54.9)
Other assets, current and long-term	(32.0)	5.1
Current and long term liabilities, excluding debt	(496.0)	(38.4)
Cash provided by operating activities	431.7	949.5
Investing activities:
Capital expenditures	(468.4)	(332.9)
Acquisitions, net of cash acquired	(437.5)	(1,108.9)
Cash received from divestitures	98.8	1.5
Cash used in investing activities	(807.1)	(1,440.3)
Financing activities:
Net short-term (repayments) borrowings	(162.1)	499.2
Payments on long-term debt	—	(1,100.2)
Borrowings on long-term debt	749.3	1,697.3
Treasury stock purchases	—	(69.9)
Dividends paid to Equifax shareholders	(143.3)	(142.6)
Dividends paid to noncontrolling interests	(2.5)	(6.5)
Proceeds from exercise of stock options and employee stock purchase plan	13.5	33.4
Payment of taxes related to settlement of equity awards	(33.0)	(43.9)
Purchase of noncontrolling interests	—	(11.2)
Debt issuance costs	(5.4)	(13.2)
Cash provided by financing activities	416.5	842.4
Effect of foreign currency exchange rates on cash and cash equivalents	(24.1)	(10.7)
Decrease in cash and cash equivalents	17.0	340.9
Cash and cash equivalents, beginning of period	224.7	1,684.6
Cash and cash equivalents, end of period	$241.7	$2,025.5

Common Questions & Answers (Unaudited)
(Dollars in millions)

1.    Can you provide a further analysis of operating revenue by operating segment?

Operating revenue consists of the following components:

(In millions)	Three Months Ended September 30,
					Local Currency	Organic Local Currency
Operating revenue:	2022	2021	$ Change	% Change	% Change (1)	% Change (2)
Verification Services	$454.5	$402.7	$51.8	13%		3%
Employer Services	104.4	111.9	(7.5)	(7)%		(12)%
Total Workforce Solutions	558.9	514.6	44.3	9%		—%
Online Information Solutions	314.4	336.2	(21.8)	(6)%		(7)%
Mortgage Solutions	32.1	46.2	(14.1)	(31)%		(31)%
Financial Marketing Services	50.9	55.3	(4.4)	(8)%		(8)%
Total U.S. Information Solutions	397.4	437.7	(40.3)	(9)%		(10)%
Asia Pacific	87.1	89.0	(1.9)	(2)%	6%	6%
Europe	80.7	75.9	4.8	6%	24%	24%
Canada	66.2	61.0	5.2	9%	12%	12%
Latin America	54.0	44.7	9.3	21%	34%	24%
Total International	288.0	270.6	17.4	6%	17%	15%
Total operating revenue	$1,244.3	$1,222.9	$21.4	2%	4%	—%

(1)Local currency revenue change is calculated by conforming 2022 results using 2021 exchange rates.

(2)Organic local currency revenue growth is defined as local currency revenue growth, adjusted to reflect an increase in prior year Equifax revenue from the revenue of acquired companies in the prior year period. This adjustment is made for 12 months following the acquisition.

2. What is the estimate of the change in overall U.S. Mortgage Market transaction volume that is included in the 2022 fourth quarter and full year guidance provided?

Equifax estimates the change year over year in overall U.S. Mortgage Market transaction volume based on the change in total U.S. mortgage credit inquiries received by Equifax. The change year over year in total U.S. mortgage credit inquiries received by Equifax in the third quarter of 2022 was a decline of 41%. The guidance provided on page 3 assumes a change year over year in total U.S. Mortgage Market Credit inquiries received by Equifax in the fourth quarter of 2022 to be a decline of over 50%. For full year 2022 our guidance assumes a decline of over 37%. At the levels indicated for the fourth quarter of 2022, U.S. Mortgage Market Credit Inquiries will be approximately 35% below the average fourth quarter levels from the period prior to the pandemic, measured as the average credit inquiries in the fourth quarter of each year over the 2015 - 2019 period.

3. Why is operating cash flow for the nine months ended September 30, 2022 lower by $517.8 million compared to the nine months ended September 30, 2021?

In the first quarter of 2022, Equifax deposited the balance of $345.0 million into the restitution fund for the U.S. consumer class action settlement. This payment is reflected as a use of cash in the Consolidated Statement of Cash Flows within the operating cash flow section under the line titled Current and long term liabilities, excluding debt. Further changes in operating cash flow were due to changes in working capital balances during the year.

Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share amounts)

A. Reconciliation of net income attributable to Equifax to diluted EPS attributable to Equifax, defined as net income adjusted for acquisition-related amortization expense, legal expenses related to the 2017 cybersecurity incident, fair value adjustment and gain on sale of equity investment, foreign currency impact of certain intercompany loans, acquisition-related costs other than acquisition amortization, income tax effect of stock awards recognized upon vesting or settlement, Argentina highly inflationary foreign currency adjustment, gain on settlement of Canada pension plan, and income tax adjustments:

	Three Months Ended September 30,
(In millions, except per share amounts)	2022	2021	$ Change	% Change
Net income attributable to Equifax	$165.7	$205.4	$(39.7)	(19)%
Acquisition-related amortization expense of certain acquired intangibles (1)	59.1	40.1	19.0	47%
Legal expenses related to the 2017 cybersecurity incident (2)	0.2	0.1	0.1	100%
Fair market value adjustment and gain on sale of equity investment (3)	(17.5)	(17.3)	(0.2)	1%
Foreign currency impact of certain intercompany loans (4)	(0.5)	(0.8)	0.3	(38)%
Acquisition-related costs other than acquisition amortization (5)	19.1	6.5	12.6	194%
Income tax effects of stock awards that are recognized upon vesting or settlement (6)	(0.2)	(2.8)	2.6	(93)%
Argentina highly inflationary foreign currency adjustment (7)	(0.2)	0.1	(0.3)	(300)%
Gain on settlement of Canada pension plan (8)	(2.2)	—	(2.2)	nm
Tax impact of adjustments (9)	(10.6)	(2.6)	(8.0)	nm
Net income attributable to Equifax, adjusted for items listed above	$212.9	$228.7	$(15.8)	(7)%
Diluted EPS attributable to Equifax, adjusted for the items listed above	$1.73	$1.85	$(0.12)	(6)%
Weighted-average shares used in computing diluted EPS	123.3	123.7

(1)During the third quarter of 2022, we recorded acquisition-related amortization expense of certain acquired intangibles of $59.1 million ($48.1 million, net of tax). We calculate this financial measure by excluding the impact of acquisition-related amortization expense and including a benefit to reflect the significant cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles. The $11.0 million of tax is comprised of $15.1 million of tax expense net of $4.1 million of a cash income tax benefit. During the third quarter of 2021, we recorded acquisition-related amortization expense of certain acquired intangibles of $40.1 million ($33.9 million, net of tax). The $6.2 million of tax is comprised of $10.2 million of tax expense net of $4.0 million of a cash income tax benefit. See the Notes to this reconciliation for additional detail.

(2)During the third quarter of 2022, we recorded legal expenses related to the 2017 cybersecurity incident of $0.2 million ($0.1 million, net of tax). During the third quarter of 2021, we recorded legal expenses related to the 2017 cybersecurity incident of $0.1 million ($0.1 million, net of tax). See the Notes to this reconciliation for additional detail.

(3)During the third quarter of 2022, we recorded an unrealized gain on the fair market value adjustment and gain on sale of equity investment of $17.5 million ($11.4 million, net of tax). During the third quarter of 2021, we recorded an unrealized gain on the fair market value adjustment of an equity investment of $17.3 million ($12.1 million, net of tax). The fair value adjustments were recorded to the Other income, net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional details.

(4)During the third quarter of 2022 and 2021, we recorded a foreign currency gain on certain intercompany loans of $0.5 million and $0.8 million, respectively. The impact was recorded to the Other income, net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional detail.

(5)During the third quarter of 2022, we recorded $19.1 million ($14.4 million, net of tax) for acquisition costs other than acquisition-related amortization. During the third quarter of 2021, we recorded $6.5 million ($4.9 million, net of tax) for acquisition costs other than acquisition-related amortization. These costs primarily related to integration costs resulting from recent acquisitions and were recorded in operating income. See the Notes to this reconciliation for additional detail.

(6)During the third quarter of 2022, we recorded a tax benefit of $0.2 million related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. During the third quarter of 2021, we recorded a tax benefit of $2.8 million related to the tax effects of deductions for stock compensation expense in excess of amounts recorded for compensation costs. See the Notes to this reconciliation for additional detail.

(7)Argentina experienced multiple periods of increasing inflation rates, devaluation of the peso, and increasing borrowing rates. As such, Argentina was deemed a highly inflationary economy by accounting policymakers in 2018. During the third quarter of 2022 and 2021, we recorded a foreign currency gain of $0.2 million and a foreign currency loss of $0.1 million, respectively, related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy. See the Notes to this reconciliation for additional detail.

(8)During the third quarter of 2022, we recorded a gain on the settlement of Canada pension plan of $2.2 million ($3.1 million, net of tax). We received a tax deduction for the settlement payments made resulting in a tax benefit. The impact is recorded to the Other income, net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional details.

(9)During the third quarter of 2022, we recorded the tax impact of adjustments of $10.6 million comprised of (i) acquisition-related amortization expense of certain acquired intangibles of $11.0 million ($15.1 million of tax expense net of $4.1 million of cash income tax benefit), (ii) a tax adjustment of $0.1 million related to legal expenses for the 2017 cybersecurity incident, (iii) a tax adjustment of $6.1 million related to the gain on fair market value adjustment and gain on sale of an equity investment (iv) a tax adjustment of $4.7 million related to acquisition costs other than acquisition-related amortization and (v) a tax adjustment of $0.9 million related to the gain on settlement of Canada pension plan.

During the third quarter of 2021, we recorded the tax impact of adjustments of $2.6 million comprised of (i) acquisition-related amortization expense of certain acquired intangibles of $6.2 million ($10.2 million of tax expense net of $4.0 million of cash income tax benefit), (ii) a tax adjustment of $5.2 million related to the gain on fair market value adjustment of an equity investment and (iv) a tax adjustment of $1.6 million related to acquisition costs other than acquisition-related amortization.

B. Reconciliation of net income attributable to Equifax to adjusted EBITDA, defined as net income excluding income taxes, interest expense, net, depreciation and amortization expense, legal expenses related to the 2017 cybersecurity incident, fair value adjustment and gain on sale of equity investment, foreign currency impact of certain intercompany loans, acquisition-related costs other than acquisition amortization, Argentina highly inflationary foreign currency adjustment, gain on settlement of Canada pension plan and presentation of adjusted EBITDA margin:

	Three Months Ended September 30,
(in millions)	2022	2021	$ Change	% Change
Revenue	$1,244.3	$1,222.9	$21.4	2%

Net income attributable to Equifax	$165.7	$205.4	$(39.7)	(19)%
Income taxes	52.8	58.8	(6.0)	(10)%
Interest expense, net*	46.6	34.6	12.0	35%
Depreciation and amortization	140.9	116.5	24.4	21%
Legal expenses related to 2017 cybersecurity incident (1)	0.2	0.1	0.1	100%
Fair market value adjustment and gain on sale of equity investment (2)	(17.5)	(17.3)	(0.2)	1%
Foreign currency impact of certain intercompany loans (3)	(0.5)	(0.8)	0.3	(38)%
Acquisition-related amounts other than acquisition amortization (4)	19.1	6.5	12.6	194%
Argentina highly inflationary foreign currency adjustment (5)	(0.2)	0.1	(0.3)	(300)%
Gain on settlement of Canada pension plan (6)	(2.2)	—	(2.2)	nm
Adjusted EBITDA, excluding the items listed above	$404.9	$403.9	$1.0	—%
Adjusted EBITDA margin	32.5%	33.0%

nm - not meaningful
*Excludes interest income of $0.5 million in 2022 and $0.4 million 2021.

(1)During the third quarter of 2022, we recorded legal expenses related to the 2017 cybersecurity incident of $0.2 million ($0.1 million, net of tax). During the third quarter of 2021, we recorded legal expenses related to the 2017 cybersecurity incident of $0.1 million ($0.1 million, net of tax). See the Notes to this reconciliation for additional detail.

(2)During the third quarter of 2022, we recorded an unrealized gain on the fair market value adjustment and gain on sale of equity investment of $17.5 million ($11.4 million, net of tax). During the third quarter of 2021, we recorded an unrealized gain on the fair market value adjustment of an equity investment of $17.3 million ($12.1 million, net of tax). The fair value adjustments were recorded to the Other income, net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional details.

(3)During the third quarter of 2022 and 2021, we recorded a foreign currency gain on certain intercompany loans of $0.5 million and $0.8 million, respectively. The impact was recorded to the Other income, net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional detail.

(4)During the third quarter of 2022, we recorded $19.1 million ($14.4 million, net of tax) for acquisition costs other than acquisition-related amortization. During the third quarter of 2021, we recorded $6.5 million ($4.9 million, net of tax) for acquisition costs other than acquisition-related amortization. These costs primarily related to integration costs resulting from recent acquisitions and were recorded in operating income. See the Notes to this reconciliation for additional detail.

(5)Argentina experienced multiple periods of increasing inflation rates, devaluation of the peso, and increasing borrowing rates. As such, Argentina was deemed a highly inflationary economy by accounting policymakers in 2018. During the third quarter of 2022 and third quarter of 2021, we recorded a foreign currency gain of $0.2 million and a foreign currency loss of $0.1 million, respectively, related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy. See the Notes to this reconciliation for additional detail.

(6)During the third quarter of 2022, we recorded an gain on the settlement of Canada pension plan of $2.2 million ($3.1 million, net of tax). We received a tax deduction for the settlement payments made resulting in a tax benefit. The impact is recorded to the Other income, net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional details.

C. Reconciliation of operating income by segment to Adjusted EBITDA, excluding depreciation and amortization expense, other income, net, noncontrolling interest, legal expenses related to the 2017 cybersecurity incident, fair value adjustment and gain on sale of equity investment, foreign currency impact of certain intercompany loans, acquisition-related costs other than acquisition amortization, Argentina highly inflationary foreign currency adjustment, gain on settlement of Canada pension plan and presentation of adjusted EBITDA margin for each of the segments:

(In millions)	Three Months Ended September 30, 2022
	Workforce Solutions	U.S. Information Solutions	International	General Corporate Expense	Total

Revenue	$558.9	$397.4	$288.0	—	$1,244.3
Operating income	231.0	82.0	42.5	(112.6)	242.9
Depreciation and amortization	40.2	49.6	32.6	18.5	140.9
Other income, net*	—	1.0	10.1	12.3	23.4
Noncontrolling interest	—	—	(1.2)	—	(1.2)
Adjustments (1)	5.3	3.0	(6.7)	(2.7)	(1.1)
Adjusted EBITDA	$276.5	$135.6	$77.3	$(84.5)	$404.9
Operating margin	41.3%	20.6%	14.8%	nm	19.5%
Adjusted EBITDA margin	49.5%	34.1%	26.8%	nm	32.5%

nm - not meaningful
*Excludes interest income of $0.5 million in International.

(In millions)	Three Months Ended September 30, 2021
	Workforce Solutions	U.S. Information Solutions	International	General Corporate Expense	Total

Revenue	$514.6	$437.7	$270.6	—	$1,222.9
Operating income	254.0	127.7	32.5	(141.0)	273.2
Depreciation and amortization	23.2	40.2	34.4	18.7	116.5
Other income, net*	—	0.7	23.3	2.8	26.8
Noncontrolling interest	—	—	(1.2)	—	(1.2)
Adjustments (1)	0.1	1.4	(16.7)	3.8	(11.4)
Adjusted EBITDA	$277.3	$170.0	$72.3	$(115.7)	$403.9
Operating margin	49.4%	29.2%	12.0%	nm	22.3%
Adjusted EBITDA margin	53.9%	38.8%	26.7%	nm	33.0%

nm - not meaningful
*Excludes interest income of $0.3 million in International and $0.1 million in General Corporate Expense.

(1)During the third quarter of 2022, we recorded pre-tax expenses of $0.2 million for legal expenses related to the 2017 cybersecurity incident, a $17.5 million unrealized gain on the fair value adjustment and gain on sale of equity investment, a $0.5 million foreign currency gain on certain intercompany loans, $19.1 million in acquisition costs other than acquisition-related amortization, foreign currency gain of $0.2 million related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy and a gain of $2.2 million on the settlement of Canada pension plan.

During the third quarter of 2021, we recorded $0.1 million of legal fees related to the 2017 cybersecurity incident, a $17.3 million unrealized gain on the fair value adjustment of an equity investment, a $0.8 million foreign currency gain on certain intercompany loans, $6.5 million in acquisition costs other than acquisition-related amortization and a foreign currency loss of $0.1 million related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy.

Notes to Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Diluted EPS attributable to Equifax is adjusted for the following items:

Acquisition-related amortization expense - During the third quarter of 2022 and 2021, we recorded acquisition-related amortization expense of certain acquired intangibles of $59.1 million ($48.1 million, net of tax) and $40.1 million ($33.9 million, net of tax), respectively. We calculate this financial measure by excluding the impact of acquisition-related amortization expense and including a benefit to reflect the material cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles. These financial measures are not prepared in conformity with GAAP. Management believes excluding the impact of amortization expense is useful because excluding acquisition-related amortization and other items that are not comparable allows investors to evaluate our performance for different periods on a more comparable basis. Certain acquired intangibles result in material cash income tax savings which are not reflected in earnings. Management believes that including a benefit to reflect the cash income tax savings is useful as it allows investors to better value Equifax. Management makes these adjustments to earnings when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital.

Legal expenses related to the 2017 cybersecurity incident - Legal expenses related to the 2017 cybersecurity incident include legal fees to respond to subsequent litigation and government investigations for both periods presented. During the third quarter of 2022 and 2021, we recorded legal expenses related to the 2017 cybersecurity incident of $0.2 million ($0.1 million, net of tax) and $0.1 million ($0.1 million, net of tax). Management believes excluding these charges is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. Management makes these adjustments to net income when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods. The legal expenses related to the 2017 cybersecurity incident do not include losses accrued for certain legal proceedings and government investigations related to the 2017 cybersecurity incident.

Fair market value adjustment and gain on sale of equity investment - During the third quarter of 2022, we recorded a $17.5 million ($11.4 million, net of tax) unrealized gain related to adjusting our investment in Brazil to fair value and gain related to the sale of an equity method investment. During the third quarter of 2021 we recorded a $17.3 million ($12.1 million, net of tax) unrealized gain related to adjusting our investment in Brazil to fair value. The investment in Brazil has a readily determinable fair value and is adjusted to fair value at the end of each reporting period, with unrealized gains or losses to be recorded within the Consolidated Statements of Income in Other income, net. Management believes excluding these charges from certain financial results provides meaningful supplemental information regarding our financial results for the three months ended September 30, 2022 and 2021, since the non-operating gains or losses are not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Foreign currency impact of certain intercompany loans - During the third quarter of 2022 and 2021, we recorded a gain of $0.5 million and $0.8 million, respectively, related to foreign currency impact of certain intercompany loans. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Acquisition-related costs other than acquisition amortization - During the third quarter of 2022 and 2021, we recorded $19.1 million ($14.4 million, net of tax) and $6.5 million ($4.9 million, net of tax), respectively, for acquisition costs other than acquisition-related amortization. These costs primarily related to integration costs resulting from recent acquisitions and were recorded in operating income. Management believes excluding this charge from certain financial results provides meaningful supplemental information regarding our financial results, since a charge of such an amount is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting, and analyzing future periods.

Income tax effects of stock awards that are recognized upon vesting or settlement - During the third quarter of 2022, we recorded a tax benefit of $0.2 million related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. During the third quarter of 2021, we recorded a tax benefit of $2.8 million related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. Management believes excluding this tax effect from financial results provides meaningful supplemental information regarding our financial results for the three months ended September 30, 2022 and 2021 because these amounts are non-operating and relate to income tax benefits or deficiencies for stock awards recognized when tax amounts differ from recognized stock compensation cost. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Argentina highly inflationary foreign currency adjustment - Argentina experienced multiple periods of increasing inflation rates, devaluation of the peso, and increasing borrowing rates. As such, Argentina was deemed a highly inflationary economy by accounting policymakers. We recorded a foreign currency gain of $0.2 million and foreign currency loss of $0.1 million during the third quarter of 2022 and third quarter of 2021, respectively, as a result of remeasuring the peso denominated monetary assets and liabilities due to Argentina being highly inflationary. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Gain on settlement of Canada pension plan - During the third quarter of 2022, we recorded an gain on the settlement of our Canada pension plan of $2.2 million ($3.1 million, net of tax). We received a tax deduction for the settlement payments made resulting in a tax benefit. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. The impact is recorded to the Other income, net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional details.

Adjusted EBITDA and EBITDA margin - Management defines adjusted EBITDA as consolidated net income attributable to Equifax plus net interest expense, income taxes, depreciation and amortization and also excludes certain one-time items. Management believes the use of adjusted EBITDA and adjusted EBITDA margin allows investors to evaluate our performance for different periods on a more comparable basis.